Pricing Supplement No. F310 To the Underlying Supplement dated December 2, 2016, Product Supplement No. I dated May 4, 2015, Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 January 20, 2017
Financial Products
$906,000 11.50% per annum Autocallable Reverse Convertible Securities due January 25, 2018 Linked to the Performance of the VanEck Vectors™ Gold Miners ETF
•	The securities do not guarantee any return of principal or delivery of securities at maturity.

•	Subject to Automatic Redemption, we will pay a coupon in arrears at a rate of 11.50% per annum. Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.

•	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable on the corresponding Coupon Payment Date. No further payments will be made in respect of the securities.

•	Investors should (i) be willing to forgo dividends and the potential to participate in any appreciation of the Underlying, (ii) be willing to accept the risks of owning equities in general and the VanEck Vectors™ Gold Miners ETF in particular, and (iii) if a Knock-In Event occurs and the Final Level is less than the Initial Level be willing to lose some or all of their investment, excluding coupon payments on the securities.

•	Senior unsecured obligations of Credit Suisse maturing January 25, 2018. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

•	The securities priced on January 20, 2017 (the “Trade Date”) and are expected to settle on January 25, 2017 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 7 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$21.00	$979.00
Total	$906,000.00	$19,026.00	$886,974.00

(1) Certain fiduciary accounts may pay a purchase price of at least $979.00 per $1,000 principal amount of securities, and CSSU will forgo any fees with respect to such sales.

(2) We or one of our affiliates may pay discounts and commissions of $21.00 per $1,000 principal amount of securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $968.40 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

January 20, 2017

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlying:	The securities are linked to the performance of the VanEck Vectors™ Gold Miners ETF (the “Reference Share Issuer”). The Underlying, the ticker symbol, the Initial Level, the Knock-In Level and the Trigger Level are as set forth in the table below. For additional information on the Underlying, see “VanEck Vectors™ Gold Miners ETF” herein.
Underlying	Ticker	Initial Level	Knock-In Level	Trigger Level
VanEck Vectors™ Gold Miners ETF	GDX UP <Equity>	$23.12	$15.028	$23.12

Coupon Rate:	Subject to Automatic Redemption, the Coupon Rate is 11.50% per annum. Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Automatic Redemption Date and the Maturity Date, as applicable.
Coupon Payment Dates:	Subject to Automatic Redemption, we will pay a coupon in arrears on February 27, 2017, March 27, 2017, April 25, 2017, May 25, 2017, June 26, 2017, July 25, 2017, August 25, 2017, September 25, 2017, October 25, 2017, November 27, 2017, December 26, 2017 and the Maturity Date, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted in respect of any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. No coupons will accrue or be payable following an Automatic Redemption. Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.
Automatic Redemption:	If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and any accrued and unpaid coupon payable on the corresponding Coupon Payment Date (such Coupon Payment Date, the “Automatic Redemption Date”). No further payments will be made in respect of the securities. Payment will be made in respect of the Automatic Redemption on the Coupon Payment Date immediately following the relevant Trigger Observation Date. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Trigger Event:	A Trigger Event will occur if the closing level of the Underlying on a Trigger Observation Date is equal to or greater than the Trigger Level.
Trigger Observation Dates:	July 20, 2017 and October 20, 2017, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” For purposes of the accompanying product supplement, each Trigger Observation Date shall be a “calculation date.”
Trigger Level:	100% of the Initial Level, as set forth in the table above.
Redemption Amount:	Subject to Automatic Redemption, at maturity, the Redemption Amount you will be entitled to receive will depend on the performance of the Underlying and whether a Knock-In Event occurs. The cash or shares to be paid or delivered per $1,000 principal amount of the securities will be determined as follows:
•	If a Knock-In Event does not occur, you will be entitled to receive a cash payment equal to $1,000.
•	If a Knock-In Event occurs and:
• the Final Level is greater than or equal to the Initial Level, you will be entitled to receive a cash payment equal to $1,000; or
• the Final Level is less than the Initial Level, the Redemption Amount will be the Physical Delivery Amount, plus a cash amount in respect of any fractional share, subject to our election to pay cash instead as noted below.

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If a Knock-In Event occurs and the Final Level is less than the Initial Level, you could receive the shares of the Underlying with a value likely to be less than the principal amount of your securities. You could lose your entire investment. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.
Physical Delivery Amount:	The Physical Delivery Amount per $1,000 principal amount of securities is a number of shares of the Underlying equal to the product of (i) $1,000 divided by the Initial Level and (ii) the share adjustment factor. The share adjustment factor is initially set equal to 1.0 on the Trade Date, subject to adjustment as described under “Description of the Securities—Adjustments” in the accompanying product supplement. We will calculate the Physical Delivery Amount in the aggregate for all securities you hold and, in lieu of any fractional shares in respect of the aggregate Physical Delivery Amount, we will pay a cash amount equal to such fractional share multiplied by the Final Level. If the fractional share amount to be paid in cash is a de minimis amount, as determined by the calculation agent, the holder will not receive such amount. At our election, you may receive cash instead of the Physical Delivery Amount, in an amount equal to the product of (i) $1,000 divided by the Initial Level and (ii) the Final Level. If we exercise our option to deliver cash, we will give notice of our election at least one business day before the Valuation Date.
Knock-In Event:	A Knock-In Event will occur if on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level.
Knock-In Level:	65% of the Initial Level, as set forth in the table above.
Initial Level:	The closing level of the Underlying on the Trade Date, as set forth in the table above.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Valuation Date:	January 22, 2018, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	January 25, 2018, subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
CUSIP:	22549JDW7

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Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated December 2, 2016, the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated December 2, 2016:

http://www.sec.gov/Archives/edgar/data/1053092/000095010316018406/dp70262_424b2-underlying.htm

•	Product supplement No. I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

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Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of performance of the Underlying and in the case of the tables, total payments over the term of the securities (which include both the payment at maturity and the total coupon payments paid on the securities), both in the event a Knock-In Event does not occur and in the event a Knock-In Event does occur. The tables and examples below assume (i) the Coupon Rate applicable to the securities is 11.50% per annum, (ii) a hypothetical Initial Level of $22, (iii) a Trigger Event does not occur, (iv) a hypothetical Knock-In Level of 65% of the Initial Level of the Underlying, (v) a share adjustment factor of 1.0, (vi) the term of the securities is exactly one year and (vii) if the Physical Delivery Amount is to be delivered at maturity, we do not exercise our right to pay cash instead of the Physical Delivery Amount. The actual Coupon Rate, Initial Level and Knock-In Level are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon payment. The Redemption Amounts and total payment amounts set forth below are for illustrative purposes only. The actual Redemption Amount and total payments applicable to a purchaser of the securities will depend on whether, on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level and the Final Level. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the closing level of the Underlying has decreased from the Initial Level to the Final Level. Furthermore, it is not possible to predict whether a Trigger Event will occur. If a Trigger Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable, and no further payments will be made in respect of the securities. You will not be entitled to participate in any appreciation in the Underlying. You should consider carefully whether the securities are suitable to your investment goals. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: A Knock-In Event DOES NOT occur.

Percentage Change from the Initial Level to the Final Level	Return on the Securities (excluding coupon payments)	Redemption Amount (excluding coupon payments on the securities)	Total Coupon Payment	Total Payment
100.00%	0.00%	$1,000.00	$115.00	$1,115.00
90.00%	0.00%	$1,000.00	$115.00	$1,115.00
80.00%	0.00%	$1,000.00	$115.00	$1,115.00
70.00%	0.00%	$1,000.00	$115.00	$1,115.00
60.00%	0.00%	$1,000.00	$115.00	$1,115.00
50.00%	0.00%	$1,000.00	$115.00	$1,115.00
40.00%	0.00%	$1,000.00	$115.00	$1,115.00
30.00%	0.00%	$1,000.00	$115.00	$1,115.00
20.00%	0.00%	$1,000.00	$115.00	$1,115.00
10.00%	0.00%	$1,000.00	$115.00	$1,115.00
0.00%	0.00%	$1,000.00	$115.00	$1,115.00
−10.00%	0.00%	$1,000.00	$115.00	$1,115.00
−20.00%	0.00%	$1,000.00	$115.00	$1,115.00
−30.00%	0.00%	$1,000.00	$115.00	$1,115.00
−34.00%	0.00%	$1,000.00	$115.00	$1,115.00

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Table 2: A Knock-In Event DOES occur.

Percentage Change from the Initial Level to the Final Level	Return on the Securities (excluding coupon payments)	Redemption Amount (excluding coupon payments on the securities)	Total Coupon Payment	Total Payment
100.00%	0.00%	$1,000.00	$115.00	$1,115.00
90.00%	0.00%	$1,000.00	$115.00	$1,115.00
80.00%	0.00%	$1,000.00	$115.00	$1,115.00
70.00%	0.00%	$1,000.00	$115.00	$1,115.00
60.00%	0.00%	$1,000.00	$115.00	$1,115.00
50.00%	0.00%	$1,000.00	$115.00	$1,115.00
40.00%	0.00%	$1,000.00	$115.00	$1,115.00
30.00%	0.00%	$1,000.00	$115.00	$1,115.00
20.00%	0.00%	$1,000.00	$115.00	$1,115.00
10.00%	0.00%	$1,000.00	$115.00	$1,115.00
0.00%	0.00%	$1,000.00	$115.00	$1,115.00
−10.00%	−10.00%	45 shares + $9.00	$115.00	45 shares + $124.00
−20.00%	−20.00%	45 shares + $8.00	$115.00	45 shares + $123.00
−30.00%	−30.00%	45 shares + $7.00	$115.00	45 shares + $122.00
−40.00%	−40.00%	45 shares + $6.00	$115.00	45 shares + $121.00
−50.00%	−50.00%	45 shares + $5.00	$115.00	45 shares + $120.00
−60.00%	−60.00%	45 shares + $4.00	$115.00	45 shares + $119.00
−70.00%	−70.00%	45 shares + $3.00	$115.00	45 shares + $118.00
−80.00%	−80.00%	45 shares + $2.00	$115.00	45 shares + $117.00
−90.00%	−90.00%	45 shares + $1.00	$115.00	45 shares + $116.00
−100.00%	−100.00%	$0.00	$115.00	$115.00

The following examples illustrate how the Redemption Amount (excluding coupon payments on the securities) is calculated.

Example 1: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event has not occurred. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 2: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event has not occurred. Since a Knock-In Event has not occurred, the Redemption Amount is equal to the principal amount even though the Final Level is less than the Initial Level. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

Example 3: The Final Level of the Underlying represents an increase of 10% from the Initial Level and a Knock-In Event has occurred. Although a Knock-In Event has occurred, since the Final Level is greater than the Initial Level, the Redemption Amount is equal to the principal amount. The investor is entitled to receive at maturity a payment in cash equal to $1,000 per $1,000 principal amount of securities.

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Example 4: The Final Level of the Underlying represents a decrease of 10% from the Initial Level and a Knock-In Event has occurred. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will be entitled to receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$22
	=	45 shares of the Underlying (45.4545 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.4545 × $19.80
	=	45 shares of the Underlying + $9

In this example, at maturity an investor would be entitled to receive a Redemption Amount equal to 45 shares of the Underlying and a cash payment of $9. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $900, calculated as follows:

Physical Delivery Amount	=	45 shares of the Underlying
Value of Redemption Amount	=	(45 shares of the Underlying × $19.80) + $9
	=	$891 + $9
	=	$900

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

Example 5: The Final Level of the Underlying represents a decrease of 50% from the Initial Level and a Knock-In Event has occurred. Since a Knock-In Event has occurred and the Final Level is less than the Initial Level, the investor will be entitled to receive at maturity the Physical Delivery Amount, calculated as follows:

Physical Delivery Amount	=	$1,000/Initial Level
	=	$1,000/$22
	=	45 shares of the Underlying (45.4545 rounded down)
Redemption Amount	=	Physical Delivery Amount + cash in lieu of fractional shares equal to approximately 0.4545 × $11
	=	45 shares of the Underlying + $5

In this example, at maturity an investor would be entitled to receive a Redemption Amount equal to 45 shares of the Underlying and a cash payment of $5. The value of the Redemption Amount on the Valuation Date, which is the date on which the Final Level is determined, is $500, calculated as follows:

Physical Delivery Amount	=	45 shares of the Underlying
Value of Redemption Amount	=	(45 shares of the Underlying × $11) + $5
	=	$495 + $5
	=	$500

In these circumstances, the investor will be exposed to any depreciation in the level of the Underlying from the Initial Level to the time of delivery.

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Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding any accrued and unpaid coupons. If on any trading day during the Observation Period, the closing level of the Underlying is equal to or less than the Knock-In Level and the Final Level is less than the Initial Level, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive is likely to be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, whether and by how much the closing level of the Underlying has decreased from the Initial Level to the Final Level. Any payment or delivery on the securities is subject to our ability to meet our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. The greater the expected volatility with respect to the Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the Underlying could be less than or equal to the Knock-In Level on any trading day during the Observation Period, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Knock-In Level) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Knock-In Level may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of the Underlying can change significantly over the term of the securities. The level of the Underlying for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT, PLUS THE ACCRUED AND UNPAID COUPONS, AT MATURITY OR UPON AUTOMATIC REDEMPTION —The securities will not pay more than the principal amount, plus the accrued and unpaid coupons, at maturity or upon Automatic Redemption, regardless of the performance of the Underlying. Even if the Final Level is greater than the Initial Level (regardless of whether a Knock-In Event has occurred), you will not participate in the appreciation of the Underlying. Assuming the securities are held to maturity and the term of the securities is exactly one year, the maximum amount payable with respect to the securities is $1,115 for each $1,000 principal amount of the securities.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

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•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH WOULD LIMIT YOUR OPPORTUNITY TO ACCRUE COUPONS OVER THE FULL TERM OF THE SECURITIES — The securities are subject to a potential Automatic Redemption. If a Trigger Event occurs, the securities will be automatically redeemed and you will be entitled to receive a cash payment equal to the principal amount of the securities you hold and any accrued and unpaid coupon payable on the immediately following Coupon Payment Date, and no further payments will be made in respect of the securities. In this case, you will lose the opportunity to continue to accrue and be paid coupons from the Automatic Redemption Date to the scheduled Maturity Date. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as such Issue.

•	THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING — Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For additional information on the Underlying, see “The VanEck Vectors™ Gold Miners ETF” herein.

•	THE PERFORMANCE AND MARKET VALUE OF THE UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX — The Underlying will generally invest in all of the equity securities included in the NYSE Arca Gold Miners Index, the “Tracked Index,” but may not fully replicate the Tracked Index. There may be instances where the investment advisor for the Underlying may choose to overweight a stock in the Tracked Index, purchase securities not included in the Tracked Index that such investment advisor believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of the Underlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying.

During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Underlying and the performance of the Tracked Index, see the information set forth under “The VanEck Vectors™ Gold Miners ETF” herein.

•	RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN THE GOLD AND SILVER MINING INDUSTRY — The stocks comprising the NYSE Arca Gold Miners Index and that are generally tracked by the VanEck Vectors™ Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver. The shares of the VanEck Vectors™ Gold Miners ETF may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the VanEck Vectors™ Gold Miners ETF primarily invests in equity securities of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, the shares of the VanEck Vectors™ Gold Miners ETF are subject to certain risks associated with such companies.

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Gold mining companies and silver mining companies are highly dependent on the prices of gold and silver, respectively, and are subject to competition pressures that may have a significant effect on their financial condition. Gold prices and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of, and confidence in, the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the prices of gold and silver are generally quoted) and other currencies, interest rates and the borrowing and lending rates of gold and silver, and global or regional economic, financial, political, tax, regulatory, judicial or other events. Gold and silver prices may also be affected by industry factors such as, lending, sales and purchases of gold and silver by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold or silver, technical developments, substitution issues, forward sales by producers, levels of gold and silver production and production costs, and short-term changes in supply and demand because of trading activities in the gold and silver markets. Silver prices may also be affected by production costs and disruptions in major silver producing countries such as Peru, Mexico and China. Additionally, gold and silver mining companies are subject to extensive federal, state and local environmental laws and regulations regarding air emissions and the disposal of hazardous materials and may be at risk for environmental damage claims.

Demand for gold and silver by the industrial and jewelry industries affects the prices of gold and silver. Gold and silver are used in a wide range of industrial applications, and an economic downturn could have a negative impact on their demand and, consequently, the prices of gold and silver. Additionally, should the speculative community take a negative view of gold or silver, a decline in gold or silver prices could occur.

These factors may have a larger impact on instruments linked to the gold and silver mining industry than on traditional fixed-income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the shares of the VanEck Vectors™ Gold Miners ETF, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of the gold and silver mining industry may render such an investment inappropriate as the focus of an investment portfolio.

•	THE SECURITIES ARE NOT SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION — The proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the securities thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the securities will not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC.” The Issuer is not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

•	NON-U.S. SECURITIES RISKS — Some or all of the equity securities included in the Underlying are issued by or linked to the value of foreign companies. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to

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U.S. reporting companies. These equity securities may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks. These factors may adversely affect the values of the equity securities held by the Underlying, and therefore the level of the Underlying and the value of the securities.

•	EMERGING MARKETS RISK — Some or all of the equity securities held by the Underlying are issued by companies based in emerging market countries. Emerging markets have often undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market country, there is the possibility of nationalization, expropriation or confiscation and government regulation. These factors may adversely affect the values of the equity securities held by the Underlying, and therefore the level of the Underlying and the value of the securities.

•	CURRENCY EXCHANGE RISK — The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Underlying, which holds equity securities issued by or linked to the value of foreign companies. Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur within very short periods of time. Foreign currency rate risks include convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in a foreign currency. These factors may adversely affect the values of the equity securities held by the Underlying, and therefore the level of the Underlying and the value of the securities.

•	THE VALUE OF THE PHYSICAL DELIVERY AMOUNT COULD BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE — If a Knock-In Event occurs and the Final Level is less than the Initial Level, you will be entitled to receive on the Maturity Date the Physical Delivery Amount, which will consist of a whole number of shares of the Underlying plus an amount in cash corresponding to any fractional share, subject to our election to pay cash instead. The value of the Physical Delivery Amount on the Valuation Date will be less than $1,000 per $1,000 principal amount of securities and could fluctuate, possibly decreasing, in the period between the Valuation Date and the Maturity Date. We will make no adjustments to the Physical Delivery Amount to account for any such fluctuation and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the Valuation Date and the Maturity Date.

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUER — We are not affiliated with the Reference Share Issuer. You should make your own investigation into the Underlying and the Reference Share Issuer. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

•	HEDGING AND TRADING IN THE UNDERLYING — While the securities are outstanding, we or any of our affiliates may carry out hedging activities related to the securities, including in the Underlying or instruments related to the Underlying. We or our affiliates may also trade in the Underlying or instruments related to the Underlying from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

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On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial

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Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold shares of the Underlying. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the closing level of the Underlying on any trading day during the Observation Period, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlying;

o	the time to maturity of the securities;

o	the dividend rate on the Underlying;

o	interest and yield rates in the market generally;

o	global gold and silver supply and demand, which is influenced by such factors as forward selling by gold and silver producers, purchases made by gold and silver producers to unwind gold and silver hedge positions, central bank purchases and sales of gold, and production and cost levels in major gold-producing countries and in major silver-producing countries;

o	investors’ expectations with respect to the rate of inflation;

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o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Reference Share Issuer or markets generally and which may affect the level of the Underlying;

o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the equity securities held by the Underlying and any other currency relevant to the value of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYING — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlying. The return on your investment is not the same as the total return based on a purchase of the shares of the Underlying.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlying, such as voting rights or dividend payments. In addition, the issuer of the Underlying will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlying and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlying. However, an adjustment will not be required in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

•	THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SECURITIES ARE NOT CERTAIN — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the securities are not certain.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Trigger Observation Dates and the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

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The VanEck Vectors™ Gold Miners ETF

We have derived all information contained herein regarding the VanEck Vectors™ Gold Miners ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck Vectors™ Gold Miners ETF and acts as investment advisor to the VanEck Vectors™ Gold Miners ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck Vectors™ Gold Miners ETF.

The VanEck Vectors™ Gold Miners ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index. For more information on the NYSE Arca Gold Miners Index, see the information set forth under “The Reference Indices— The NYSE Arca Gold Miners Index” in the accompanying underlying supplement.

VanEck Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors™ Gold Miners ETF. Information filed by VanEck Vectors ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck Vectors™ Gold Miners ETF are listed on the NYSE Arca under ticker symbol “GDX.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus.

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Historical Information

The following graph sets forth the historical performance of the Underlying based on the closing level of the Underlying from January 3, 2012 through January 20, 2017. The closing level of the Underlying on January 20, 2017 was $23.12. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlying as an indication of future performance of the Underlying or the securities. Any historical trend in the level of the Underlying during any period set forth below is not an indication that the level of the Underlying is more or less likely to increase or decrease at any time over the term of the securities.

For additional information about the Underlying, see the information set forth under “The VanEck Vectors™ Gold Miners ETF” herein.

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Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the securities that may be relevant to holders of the securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities. Thus, the characterization of the securities is not certain. Due to the terms of the securities and the uncertainty of the tax law with respect to the characterization of the securities, our special tax counsel, Orrick, Herrington & Sutcliffe LLP, believes that it is reasonable to treat the securities, for U.S. federal income tax purposes, as (1) a put option (the “Put Option”) that requires the holder to cash settle against the value of the reference underlying for an amount equal to the Deposit (as defined below) if the reference underlying declines to a defined floor level and ends up equal to or less than the initial level and (2) a deposit with us of cash, in an amount equal to the amount paid for a security (the “Deposit”) to secure the holder’s potential obligation to cash settle against the value of the reference underlying but is unable to opine that this characterization is more likely than not to be upheld. In the absence of an administrative or judicial ruling to the contrary, we intend to treat the securities and, by acceptance of the securities, you agree to treat the securities as consisting of a Deposit and a Put Option with respect to the reference underlying for all U.S. federal income tax purposes. The possible alternative characterizations and risks to investors of such characterizations are discussed below. In light of the fact that we agree to treat the securities in accordance with such characterization, the balance of this discussion assumes that the securities will be so treated.

Alternative Characterizations of the Securities

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described below. For example, the IRS might characterize a security as a notional principal contract (an “NPC”). In general, payments on an NPC are accrued

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ratably (as ordinary income or deduction, as the case may be) over the period to which they relate regardless of an investor’s usual method of tax accounting. Payments made to terminate an NPC (other than perhaps a final scheduled payment) are capital in nature. Deductions for NPC payments may be limited in certain cases. Certain payments under an NPC may be treated as U.S. source income. The securities are not, and we do not expect that the securities will be, listed on a securities exchange. In the event the securities are listed on a securities exchange, it is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts. In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. It is also possible that the IRS would assert that the securities are debt instruments, which may result in adverse tax consequences. You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as debt instruments. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership, and disposition of the securities.

Payment of Coupons

In accordance with the agreed-upon tax treatment described above, we will treat each coupon (a “Coupon”) as comprised of a component that is stated interest on the security, which should be treated as interest on the Deposit of 1.2148%, and the balance of the Coupon should be treated as a payment of put premium received by you in respect of the Put Option to us (the “Put Premium”). The Put Premium component of each Coupon will be treated as an installment payment of the Put Premium for the Put Option. Any Put Premium paid prior to redemption or maturity of the securities should be treated as short-term capital gain when received.

We will treat the Deposit as a debt obligation issued by us. Consistent with this treatment, U.S. Holders should include the interest component of each Coupon in income as received or accrued, based on their method of accounting.

Payment at Redemption or Maturity of the Securities

If at redemption or maturity the amount due is paid in cash, a U.S. Holder should be deemed to receive all or a portion of the Deposit and any accrued but unpaid Coupons. Any Coupons deemed to be received will be taxed as described above. Ordinarily, there should be no gain or loss on the Deposit, and it is assumed that this will be the case.

If the amount received at redemption or maturity (excluding any Coupon paid at such time) is paid in cash and is less than the amount of the Deposit, the Put Option should be deemed exercised at the time of redemption or maturity, as the case may be. In such a case, the difference between the Deposit and the amount received, less accrued but unpaid interest on the Deposit to which the U.S. Holder is entitled (taxed as described above), is deemed to have been paid to settle the Put Option. Any loss on the Put Option, calculated as (a) the Deposit, less (b) the amount received at redemption or maturity (excluding any Coupon paid at such time and less accrued

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but unpaid interest on the Deposit to which the U.S. Holder is entitled) plus the Put Premium (excluding any Put Premium that has been included in income), should be short-term capital loss.

If the amount of cash paid at redemption or maturity is equal to the Deposit (excluding any Coupon paid at such time), the Put Option should be deemed to have expired unexercised and an amount equal to any accrued but unpaid Put Premium should be treated as short-term capital gain. The interest portion of any Coupon should be taxed as described above.

If at redemption or maturity the amount due is paid in physical shares or units of the Underlying, the U.S. Holder should not recognize any gain or loss with respect to the Put Option (other than with respect to cash received in lieu of fractional shares or units, as described below). A U.S. Holder will have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the securities. A U.S. Holder’s tax basis in the securities generally is equal to the Deposit less any Put Premium received that has not been included in income. The U.S. Holder’s holding period for any physical shares or units received will start on the day after the delivery of the physical shares or units. A U.S. Holder will generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which will be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Sale or Exchange of the Securities

Upon a sale or exchange of a security, a U.S. Holder should allocate the sale proceeds received between the Deposit and the Put Option on the basis of their respective fair market values on the date of sale. The U.S. Holder should generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between the amount of the sale proceeds allocable to the Deposit (less accrued but unpaid interest on the Deposit which will be taxed as described above under “Payment at Redemption or Maturity of the Securities”) and the U.S. Holder’s adjusted tax basis in the Deposit (which generally will equal the issue price of the security). Generally, there should be no gain or loss with respect to the Deposit.

A U.S. Holder should generally recognize gain or loss with respect to the Put Option in an amount equal to the difference between the amount of the sale proceeds allocable to the Put Option and the U.S. Holder’s adjusted tax basis in the Put Option. If the value of the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit) exceeds the Deposit, then the U.S. Holder should recognize short-term capital gain equal to the amount of remaining sale proceeds allocable to the Put Option. If the value of the Deposit exceeds the total sale proceeds received (minus accrued but unpaid interest with respect to the Deposit), then the U.S. Holder should be treated as having paid the buyer an amount equal to the amount of such excess in exchange for the buyer’s assumption of the U.S. Holder’s rights and obligations under the Put Option (such excess being referred to as “Deemed Payment”). In such a case, the U.S. Holder should recognize short-term capital loss in an amount equal to the Deemed Payment made by the U.S. Holder to the buyer with respect to the assumption of the Put Option.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year. “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the securities) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities). Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain. Any interest earned or deemed earned on the securities and any gain on sale or other taxable disposition of the securities will be subject to the Medicare Tax. If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the securities.

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Securities Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. “Passthru payments” means any withholdable payment and any foreign passthru payment. To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the securities. In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the securities directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the securities. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. If payments on the securities are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published. Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation). Thus, if you hold your securities through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year. Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report. Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any

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of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity. Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets. Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity. Penalties apply to any failure to file IRS Form 8938. In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

The U.S. federal income tax treatment of the Coupon payments is unclear. Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to withhold any tax on any Coupon payments made to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities, provided that such Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Except as provided under “Securities Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payment of the redemption amount by us in respect to the securities (except to the extent of the Coupons) to a Non-U.S. Holder that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States. Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%. A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a specified notional principal contract (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend

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from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment. The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security. An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c). An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement. A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract. An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017.

Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively. For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued securities to be deemed to be issued as new securities for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the Underlying is a significant modification of the securities due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the securities upon the occurrence of such event. It is also possible that U.S. withholding tax could apply to the securities under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the securities. A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the Underlying or the securities should consult its own tax advisor regarding the application of Code section 871(m) to its securities in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the securities, on estimated dividends used in pricing the security. If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount. If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided. Based on the terms of the securities and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of

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Notice 2016-76. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. These final and temporary regulations are extremely complex. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the securities). These or other potential changes in law could adversely affect the tax treatment of the securities and may be applied with retroactive effect. You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion. A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption. If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

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Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive discounts and commissions of $21.00 per $1,000 principal amount of securities and will forgo fees for sales to fiduciary accounts. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms. We may also sell the securities to CSSU as principal for its own accounts. If a substantial portion of the securities held by CSSU were to be offered for sale in the secondary market, if any, following the offering of the securities, the value of the securities may fall.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.  Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated November 9, 2016 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 9, 2016. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated November 9, 2016, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on November 9, 2016.  Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

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Credit Suisse